Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is by and between DIRECT WIRELESS COMMUNICATIONS, INC., a Texas public corporation with an address at 2068 N. Valley Mills Dr., Waco, Texas 76710 (hereinafter referred to as “Employer”), and Stephen Barnhill, with an address at 2 Springfield Place, Savannah, Georgia 31411 hereinafter referred to as “Employee”).

WHEREAS, Employer has purchased assets from the Barnhill Group, LLC, which was the previous employer of Employee; and

WHEREAS, Employer desires to employ Employee and Employee desires to such employment in accordance with the terms and conditions herein; and

WHEREAS, Employee represents and warrants to Employer that he is not party to any contract which Employee will be breaching by entering into this Agreement or which restricts in any way Employee’s ability to accept employment with Employer: and

WHEREAS, Employer would not enter into this Agreement with Employee but for the foregoing representation and warranty by Employee.

NOW, THEREFORE, for and in consideration of the mutual benefits to be gained by the performance thereof, the parties hereto agree as follows:

1.	EMPLOYMENT/TERM

Employer hereby employs Employee and Employee hereby accepts employment with Employer under the terms and conditions specified in this Agreement.

Employment of Employee pursuant to the terms of this Agreement in the position of President will commence on the 15th day of September, 2003 and will continue for a period of five (5) years (the “Original Term”) unless earlier terminated as further set forth herein.  This Agreement shall automatically renew for successive one-year terms unless either party gives notice to the other party of its intent not to renew within a thirty day period prior to the end of the then current term.

2.	TITLE AND DUTIES

2.1           Employee shall have the title of President and Medical Director.  The general duties to be performed by Employee shall include:

a.            Authority over and responsibility for all medical, scientific research and development issues including without limitation, research projects, budgets with respect to such projects, hiring and firing of all scientific and medical employees, strategic direction and strategic alliance (in conjunction with the board of directors of Employer), patents, presentations and publications;

b.            Authority over all research and medical personnel;

c.            Those additional duties assigned to Employee from time to time by the board of directors of Employer; and

d.    To regularly, promptly and fully report to the board of directors of Employer or to any person duly authorized by the Employer to receive such reports as to the performance of Employee’s duties and as to the business and affairs of the Employer, including business opportunities and activities, know to Employee.

              2.2            Hours - Employee shall be expected to work such hours as reasonable and necessary to comply with workload demands, but Employee shall not be prohibited from undertaking other business or philanthropic ventures, including but not limited to those ventures with which Employee is currently involved, including serving on the board of directors or similar governing body of any charitable, civic or service organization, provided such activities do not interfere with the ability of Employee to discharge the responsibilities required under this Agreement.  In connection with any activities permitted under this Section 2.2, Employee shall retain any compensation received therefore.

3.	COMPENSATION

3.1           Salary - Employer shall pay Employee base gross salary at the rate of $25,000 per month, payable in accordance with Employer’s customary payment policy. Consistent with its mandate, the Compensation Committee of Employer’s board of directors, of if no such committee is standing, the full board of directors, shall on each anniversary of the date of this Agreement, grant Employee an increase in his base gross salary, as in effect on the prior day, equal to the percentage increase for the preceding twelve calendar months in the United States Department of Labor’s Bureau of Labor Statistics Consumer Price Index (or successor to that index).  At no time during the term of this Agreement shall Employee’s base salary be reduced.

3.2           Reimbursement of Expenses - Employee shall be reimbursed monthly by Employer for reasonable and necessary business expenses incurred in connection with Employee’s performance of his duties.  Reimbursement is subject to the submission of expenses in a timely manner with appropriate supporting documentation, and subject to compliance with the Employer’s standard reimbursement policy.

3.3           Other Benefits and Duties – Employee will be entitled to the following additional benefits:

(a)           Incentive Stock Option Plan – Employee will be eligible to participate in an Incentive Stock Option Plan granting Employee the number of options with the corresponding vesting schedules as set forth on Exhibit A upon establishment of the Incentive Stock Option Plan by the board of directors;

(b)           Other Benefits - Employer shall at all times during the term of this Agreement provide health insurance benefits for Employee with coverage and premiums no less favorable to Employee as such coverage and premiums to which Employee is receiving immediately prior to the date of this Agreement.  Employee will also participate in any employee benefit plans, programs, arrangements and policies maintained by Employer for its employees from time to time, including, but not limited to, any benefit or non-qualified deferred compensation plan or program made available generally to executive officers of Employer and/or members of the board of directors.  Employer will pay all Employee and family contributions, deductibles, co-insurance and other expenses unreimbursed by the health insurance plan for medically necessary covered health services provided in the United States, not to exceed $25,000 per plan year in the aggregate.  Employee will also be eligible to such other benefits applicable to Employee including retirement, pension, profit sharing, insurance or other similar plans, which are implemented from time to time by the board of directors, provided that the rights to such benefits are not contractual and are subject to modification by Employer at any time, although such modifications shall apply prospectively.

Stephen Barnhill Employment Agreement,

                3.4           Vacation - Employee shall be entitled to 20 paid vacation days during the calendar year from January 1 to December 31.  For employment periods of less than one calendar year, vacation days shall accrue at the rate of 0.83 days per month of employment.  All vacation must be taken by December 31 in the calendar year in which such vacation is earned.

3.5           Public holidays - Employee shall also be entitled to all “public holidays,” as that term is generally defined.

3.6           Taxes - Employer shall withhold from Employee’s compensation provided for hereunder all applicable income taxes, social security and Medicare costs that Employer is required to withhold.

3.7           Additional Perquisites –

(a)           Travel – Employee shall not be required to be away from his principal office for any more than four days (or parts thereof) out of any thirty consecutive day period nor more than eight days (or parts thereof) out of any ninety consecutive day period.

(b)           Travel Expenses – Any travel by Employee on behalf of Employer shall be at Employer’s expense and shall include, but not be limited to, all costs of transportation, lodging, meals, and with respect to air fare at full coach rates for domestic flights with a scheduled flight time of less than four hours and at full business class rates for all domestic flights with a scheduled flight time of four hours or more and for all international flights.  All travel will be at the sole discretion of the Employee.

(c)           Office – Employee’s principal office shall be located in Savannah, Georgia.  Employer shall provide and maintain furniture, fixtures and equipment for Employee’s principal office as is reasonable for such office, together with a full-time secretary/receptionist whose continued employment shall be in the sole discretion of Employee.  In no event shall Employee be required to move his office location or residence in order to satisfy his obligations under this Agreement.

(d)           Director & Officer Insurance – Employer, at its expense, shall maintain director and officer insurance covering Employee with a reputable carrier.

4.	TERM AND TERMINATION OF EMPLOYMENT; SUSPENSION

(a)           4.1           Termination for Cause - This Agreement may be terminated by the board of directors of Employer without prior written notice for “Cause.”  “Cause” as used herein means the following:  (i) Employee’s conviction of, or plea of nolo contendere to, a felony which adversely and materially affects the Employer, (ii) Employee’s willful failure or refusal to perform the duties as set forth in Section 2.1 as determined by the Board of Directors or implement a directive from the Board of Directors, in each case remaining uncured for a period of fourteen (14) days after receipt of written notice from the Board of Directors specifying such failure or refusal; or (iii) during any ninety (90) consecutive day period, failed for a material period of time to perform material duties of his position on a substantially full time basis by reason of a disability as defined by 29 C.F.R.§ 1630.2(g)(1), and Employee cannot perform the essential functions of his position with reasonable accommodation.

4.2           Rights on Termination for Cause - If the board of directors of Employer terminate this Agreement for Cause as defined in Section 4.1, then Employer shall make on the date of termination a lump sum payment equal to the sum of (i) accrued unpaid wages, (ii) unreimbursed expenses properly incurred prior to the date of termination and (iii) the value of all accrued unpaid vacation pay, less any amounts which Employee owes to Employer and which Employee hereby authorizes shall be offset against amounts owed to him by Employer.  Upon such termination, Employee shall waive his/her right to further compensation, and shall have a duty to seek other employment in mitigation of the loss of employment.

Stephen Barnhill Employment Agreement,

4.3           Rights on Termination other than for “Cause” - If Employer terminates this Agreement, other than for Cause, then the Employer shall give the Employee thirty (30) days’ prior written notice of its intent to terminate, in which event Employer shall be required to (i) continue to meet its obligations to the Employee under Section 3.1 for the remaining portion of the Original Term of the Agreement (but in no event less than for a period of one year from the date of termination) and (ii) reimburse the Employee for ninety (90) days of the Employee’s COBRA premium payments, commencing with the COBRA payment next due after termination, should the Employee elect COBRA (the “Continuing Benefit”).  The Employer may deduct from each payment to the Employee any and all amounts required to be deducted or withheld for general payroll purposes in accordance with the provisions of federal law and any applicable state law now in effect or hereafter in effect including without limitation, state and federal income withholding, FICA and other withholding tax requirements, and such other deductions permitted by the Employer which Employee may authorize from time to time.  In addition, any outstanding options granted to Employee shall immediately vest on the date of the termination.

4.4           Rights on Termination “at will.” - If Employee terminates the Agreement,

(a) for “good reason,” then Employee shall be entitled to receive the benefits applicable under Section 4.3 above.  “Good reason” as used herein means any of the following without the consent of Employee (i) a breach of this Agreement by Employer, or (ii) a substantial adverse change in the nature or status of Employee’s responsibilities or title from those described in this Agreement.

(b) for other than “good reason,” then Employee shall be entitled to receive the benefits applicable under Section 4.2 above.

4.5           Rights on Termination at death – Upon the termination of Employee’s employment as a result of Employee’s death, Employee’s beneficiary or estate shall be entitled to receive the benefits applicable under Section 4.3 above plus any death benefits for which Employee is eligible under any play or program maintained by Employer.

5.	ASSIGNMENT

This Agreement may not be assigned in whole or in part by Employee, but is personal to Employee and will terminate as a matter of law upon Employee’s death, if not terminated earlier pursuant to Article 4.

6.	NON-COMPETITION AND PROTECTION OF CONFIDENTIAL INFORMATION BY EMPLOYEE; INTELLECTUAL PROPERTY

6.1           During Employment - While employed by Employer, Employee shall not directly or indirectly as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate in any business in competition with the business of Employer or take any action inconsistent with his confidential and fiduciary relationship with Employer.

Stephen Barnhill Employment Agreement,

               6.2            Subsequent to Employment - In consideration for Employer’s employment of Employee pursuant to the terms of this Agreement. Employee agrees that upon termination of employment for Cause by Employer or by Employee, Employee shall not, directly or indirectly, enter into or engage in direct or indirect competition with Employer in Texas, Georgia or California, where Employer conducts business, as a partner, joint venturer, director, officer, employee, agent, consultant, owner or shareholder of a competing business for a period of 12 months thereafter.  Employee acknowledges that Employer would not have employed Employee in the position and with the compensation and benefits provided Employee hereunder, but for Employee’s agreement to this covenant.  The parties expressly intend to enter into a binding and enforceable covenant not to compete.  If the scope of this covenant as written is subsequently found to be broader than is permitted by the Governing Law, then the covenant shall be deemed binding and enforceable to the maximum extent then allowed by the Governing Law.

6.3           Confidential Information - Employee acknowledges that during employment with Employer, he will be privy to, make use of, acquire and/or add to confidential information which is closely guarded and valued by Employer and to which Employee would not have access but for employment with Employer.  Such confidential information includes, but is not limited to, Employer’s trade secrets, systems, procedures, manuals, computer software, customer lists (which are deemed for all purposes confidential and proprietary), vendor list, product list and price list.  As a material inducement to Employer to employ Employee, to grant Employee access to Employer’s confidential information, and to pay Employee the compensation stated herein, Employee covenants that he shall not, at any time during or following the termination of employment or this Agreement, directly or indirectly, use, divulge or disclose for any purpose whatsoever, other than within the scope of employment by Employer, any confidential information that has been obtained by, or disclosed to, Employee as a result of or during employment with Employer.  Employee will not make or possess without authority copies of documents, papers or other media on which any confidential information about the Employer or any of its affiliated companies is recorded.  On termination of employment for any reason, Employee shall deliver to the Employer all such documents, papers or other media together with all copies thereof. Confidential information shall not include, and the restrictions herein, shall not apply to information, which is already in the public domain through no fault of Employee or that was known to Employee prior to his employment with Employer.  If Employee receives a court subpoena, which seeks Employer’s confidential information, Employee shall promptly notify Employer of the subpoena and give the Employer the opportunity to challenge the subpoena, but if Employer does not do so, Employee shall have no duty to disobey the subpoena.

Stephen Barnhill Employment Agreement,

6.4    Intellectual Property.

(a)
Ownership –   If, during the period of Employee’s employment, Employee either alone or jointly with others, makes any improvement, process, system, invention, design or discovery, including any registered or unregistered copyrights, service or trade marks, patents (together “Inventions”) capable of use in connection with any business of the Employer or of any subsidiary of the Employer, such Invention shall be and remain the property of the Employer (whether registered or not) and accordingly Employee hereby assigns to the Employer any rights Employee may have in such Inventions.  Upon making any Invention, Employee will immediately communicate all information concerning the same to the Employer.  If so requested, at the Employer’s expense but without receiving additional payment, Employee will assist the Employer in obtaining Letters Patent, Trademark or Copyright Registrations, or any other protection desired by the Employer in respect of any such Invention and, at the expense of the Employer, will execute all documents and do all things necessary to give effect to this provision.  This Section 6.4 shall apply only to Inventions relating to the business of Employer.  In addition, if Employer is not interested in the Invention then Employee shall have the right to retain such Invention at his sole cost.

(b)
Assignment - Employee hereby assigns (so as to continue beyond the termination of this Agreement for whatever reason) to the Employer as beneficial owner by way of assignment, all of Employee’s rights, title and interest, including without limitation all patent, trademark and copyright ownership of Employee, in and to all material written or devised by Employee pertaining to the actual or potential operation or business of the Employer or any affiliated company of Employer, resulting from or suggested by any work which Employee shall do pursuant to Employee’s employment with Employer whether or not such items constitute a “work made for hire” as defined in the U.S. Copyright Act of 1976, 17 U.S.C. §101, as amended, and all rights of action for damages for infringement thereof.

(c)
Appointment of Attorney-in-Fact - Employee hereby irrevocably appoints the Employer to be Employee’s attorney-in-fact to execute on Employee’s behalf any documents as described in this Article 6.4 and generally to act on Employee’s behalf and in Employee’s name for the purpose of giving to the Employer the full benefit of the provisions of this Article 6.4.  A certificate in writing signed by any director or the secretary of the Employer that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

7.	OTHER POST-EMPLOYMENT RESTRICTIONS

7.1           Solicitation of Employer’s Customers - Until the expiration of 12 months from the termination of employment with the Employer for cause, Employee shall not directly or indirectly solicit, canvass or approach any person or entity:

(a)	Who, to Employee’s knowledge, was provided with goods or services by the Employer or any of its subsidiaries at any time during 12 months before such termination;

(b)	For the purpose of offering to that person or entity goods or services similar to those which were provided by Employer.

7.2           Solicitation of Employer’s Employees - After the termination of Employee’s employment with the Employer for Cause, for a period of 12 months from the date of termination, Employee shall not directly or indirectly solicit or entice away or endeavor to entice away from the Employer or any of its affiliates any employee.

7.3           Representation to Third Parties - After the termination of Employee’s employment with the Employer (for whatever reason), Employee shall not represent himself or permit himself to be held out as being in any way connected with or interested in the business of the Employer or any of the affiliates of the Employer, except if and for so long as Employee remains an employee of that affiliate.

8.	INDEMNITY

(a)  Employee hereby agrees to indemnify and hold harmless Employer from all costs arising from (i) Employee’s breach of this Agreement, (ii) claims made by third parties that Employee breached an employment or other contract with such third party by entering into this Agreement or (iii) claims that Employee is restricted from accepting employment with Employer, or (iv) claims that Employer is by this Agreement interfering with a business or contractual relationship between Employee and any third party, in each case to the extent a court of competent jurisdiction rules in favor of such third party on the merits of such claim.

Stephen Barnhill Employment Agreement,

(b)  Employer hereby agrees to indemnify and hold harmless Employee from all costs arising from (i) claims made by third parties that Employee breached an employment or other contract with such third party by entering into this Agreement or (ii) claims that Employee is restricted from accepting employment with Employer, or (iii) claims that Employer is by this Agreement interfering with a business or contractual relationship between Employee and any third party, in each case provided that no court of competent jurisdiction rules in favor of such third party on the merits of such claim.

9.	GENERAL PROVISIONS

9.1           Notice - Any written notice required under this Agreement shall be deemed received upon personal delivery or three days after mailing by certified mail, with return receipt requested, addressed to the party for which it is intended at the parties’ respective addresses or upon the next business day when deposited with a nationally recognized express courier.

9.2           Waiver and Limitations - Employee’s failure to give written notice of any claim or controversy within ninety (90) days shall constitute a waiver of the claim or controversy.  The statute of limitations for all lawsuits arising hereunder or related hereto or to Employer’s employment of Employee, or the termination of Employee’s employment, for any and all claims, shall be two years unless a shorter limitation period is otherwise fixed by the Governing Law.

9.3           Entire Agreement - Understanding - This Agreement supersedes all other agreements or understandings, either oral or written, between the parties with respect to Employer’s employment of Employee.  Each party has read and understood and voluntarily entered into this Agreement, which reflects the mutual understandings of the parties and shall not be construed more strongly in favor of or against either party.  Employee acknowledges that he has had the opportunity to consult with an attorney about this Agreement, including without limitation, the arbitration provision, before signing.

9.4           Severability - The invalidity or unenforceability of a particular provision of this Agreement shall not affect the enforceability of any other provisions.

9.5           Amendments - This Agreement may only be amended in writing by an agreement executed by both parties hereto.

9.6           Waiver - Waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

9.7           Binding Effect - Subject to the prohibition against assignment by Employee herein contained, this Agreement and the terms and conditions herein shall inure to the benefit of and be binding upon the parties hereto their successors, heirs and legal representatives.

9.8           Attorney’s Fees - If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be awarded reasonable attorney’s fees, costs and other expenses necessarily incurred.

9.9           Injunctive Relief - The covenants by Employee contained in Articles 6 and 7 shall be construed and interpreted as agreements independent of any other provisions of this Agreement.  The existence of any claim or cause of action by Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to Employer’s enforcement of such covenants. Employee acknowledges and expressly agrees that breach of these covenants would cause immediate and irreparable injury to Employer, the remedies at law for breach of these covenants are inadequate, and that Employer is entitled to injunctive relief to prevent a breach, stop a continuing breach or prevent any further or recurring breach of these covenants, with a minimum bond, and as to a temporary restraining order without notice.  The provisions of Articles 6 and 7 shall survive any termination of Employee’s employment and/or the termination of this Agreement.

Stephen Barnhill Employment Agreement,

9.10          Governing Law - THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND IS PERFORMABLE IN DALLAS COUNTY, TEXAS.

9.11          Dispute Resolution – If a dispute arises between Employer and Employee regarding the implementation of this Agreement, the parties agree to negotiate in good faith regarding a resolution of the issues involved for at least thirty days.  If the parties fail to resolve the dispute during this period of negotiation and either party initiates proceedings to enforce its rights, Employer will immediately escrow $50,000 from which Employee will be reimbursed for his reasonable litigation expenses monthly upon presentation to the escrow agent of reasonable proof of expenditure.  Employer will replenish this escrow fund with an additional $25,000 whenever the balance falls below $10,000, and will deposit appropriate interest for any late payments.  Any amounts payable to Employee under this Section shall be grossed up to cover any applicable income taxes.  Upon completion of any such proceedings, unless the parties agree otherwise, the losing party will reimburse the winning party’s reasonable attorney’s fees and costs incurred in the litigation, and if Employee shall be the losing party, Employee shall reimburse Employer for payments to him of his reasonable litigation expenses with appropriate interest calculated from the date such reimbursement payments are due, which due date shall not be less than five days form the date of the final judgement in such litigation, until payment is made.   ALL DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR TO EMPLOYER’S EMPLOYMENT OF EMPLOYEE OR THE TERMINATION OF EMPLOYEE’S EMPLOYMENT SHALL BE SUBMITTED EXCLUSIVELY TO BINDING ARBITRATION IN DALLAS, TEXAS, PURSUANT TO THE NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES OF THE AMERICAN ARBITRATION ASSOCIATION, provided however that Employer shall be entitled to injunctive relief from any court of jurisdiction against Employee’s breach of any covenant in Articles 6 and 7, and further provided that this Agreement shall not require arbitration of any claim for workers’ compensation benefits (although any claims arising under Texas Labor Code § 450.001 shall be subject exclusively to arbitration) or any claim for unemployment compensation.  Employee understands that agreeing to arbitration waives the right to a jury trial.  Arbitral awards shall be enforceable by any court of competent jurisdiction

9.12          Counterparts - This Agreement shall be executed in multiple originals, each of which shall be valid as an original.

9.13          Survival of Certain Provisions – The provisions hereof, including without limitation those contained in Articles 4, 7, 8 and Sections 9.8 and 9.11, which are to be performed or observed after the termination of this Agreement and the covenants and agreements of the parties contained herein with respect thereto shall survive the termination of this Agreement and be effective according to their terms.

Stephen Barnhill Employment Agreement,

EXECUTED this 15th day of September 2003.

EMPLOYER

DIRECT WIRELESS COMMUNICATIONS, INC.

BY:	/s/ Bill G. Williams
Bill G. Williams, Chairman and CEO

EMPLOYEE

BY:	/s/ Stephen Barnhill
Stephen Barnhill

Stephen Barnhill Employment Agreement,

EXHIBIT A
STOCK OPTIONS

Stephen Barnhill Employment Agreement,